Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Amended and Restated Chico’s FAS, Inc. 2002 Omnibus Stock and Incentive Plan of our reports dated March 27, 2008, with respect to the consolidated financial statements of Chico’s FAS, Inc. included in its Annual Report (Form 10-K) for the year ended February 2, 2008, and the effectiveness of internal control over financial reporting of Chico’s FAS, Inc. filed with the Securities and Exchange Commission.
/s/ ERNST & YOUNG LLP
Tampa, Florida
July 18, 2008